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                                                                    EXHIBIT 11.1

                              CITRIX SYSTEMS, INC.

                   COMPUTATION OF PER SHARE EARNINGS (LOSSES)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                       YEAR ENDED DECEMBER 31
                                                       -----------------------
                                                        1996    1995    1994
                                                       ------- ------- -------
Historical:
  Primary and fully diluted:
    Average shares outstanding........................  25,277   3,518   2,252
    Net effect of dilutive stock options and warrants
     based on the treasury stock method...............   2,026   1,494     --
    Effect of dilutive redeemable convertible pre-
     ferred stock based on the "if-converted" method..     --   14,602     --
    Net effect of stock options granted within one
     year of initial public offering..................     --      790     790
                                                       ------- ------- -------
      Total...........................................  27,303  20,404   3,042
                                                       ======= ======= =======
Net income............................................ $18,701 $ 1,895 $   242
Less Redeemable Convertible Preferred Stock accre-
 tion.................................................     --      --     (716)
                                                       ------- ------- -------
Net income (loss) attributable to common shares....... $18,701 $ 1,895 $  (474)
                                                       ======= ======= =======
Per share amount...................................... $  0.68 $  0.09 $  (.16)
                                                       ======= ======= =======
Pro forma:
  Primary and fully diluted:
    Average shares outstanding........................  25,277   3,518   2,252
    Effect of dilutive redeemable convertible pre-
     ferred stock.....................................     --   14,602  15,060
    Net effect of dilutive stock options and warrants-
     based on the modified treasury stock method......   2,026   1,494   2,092
    Net effect of stock options granted within one
     year of initial public offering..................     --      790     790
                                                       ------- ------- -------
      Total...........................................  27,303  20,404  20,194
                                                       ======= ======= =======
Net income............................................ $18,701 $ 1,895 $   242
                                                       ======= ======= =======
Pro forma per share amount............................ $  0.68 $   .09 $   .01
                                                       ======= ======= =======
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